PROSPECTUS Dated March 12, 1998                     Pricing Supplement No. 3 to
PROSPECTUS SUPPLEMENT                      Registration Statement No. 333-46935
Dated March 12, 1998                                             March 17, 1998
                                                                 Rule 424(b)(3)
                   Morgan Stanley, Dean Witter, Discover & Co.
                           MEDIUM-TERM NOTES, SERIES C
                           Senior Floating Rate Notes
                             -----------------------


     The Medium-Term Notes, Series C (Senior Floating Rate Notes) described in this Pricing Supplement (the "Notes") will mature on the Maturity Date and will not be redeemable at the option of Morgan Stanley, Dean Witter, Discover & Co. prior to the Maturity Date. The Notes are further described under "Description of Notes--Floating Rate Notes" in the accompanying Prospectus Supplement, subject to and as modified by the provisions described below.

     Under the Taxpayer Relief Act of 1997, with respect to an individual, the long-term capital gain, if any, recognized on an asset held for more than eighteen months may be subject to a lower rate (or rates) of United States federal income taxation than the long-term capital gain recognized on an asset held for eighteen months or less.

Principal Amount:          $50,000,000

Maturity Date:             March 20, 2000; provided that
                           if such day is not a Business
                           Day, the payment of principal
                           and interest will be made on the
                           next succeeding Business Day,
                           and no interest on such payment
                           shall accrue for the period from
                           and after the Maturity Date

Interest Accrual
   Date:                   March 20, 1998

Interest Payment
   Dates:                  The twentieth day of each
                           month, commencing April 20,
                           1998; provided that the final
                           Interest Payment Date will be
                           the Maturity Date.  If any such
                           day (other than the Maturity
                           Date) is not a Business Day,
                           such Interest Payment Date will
                           be the next succeeding Business
                           Day, except that if such
                           Business Day is in the next
                           succeeding calendar month,
                           such Interest Payment Date
                           shall be the next preceding day
                           that is a Business Day

Initial Interest Rate:     To be determined two London
                           Banking Days prior to the date
                           of issuance

Base Rate:                 LIBOR

Index Maturity:            1 Month

Spread (Plus or Minus):    Plus 0.08% per annum

Index Currency:            U.S. Dollars

Interest Payment
   Period:                 Monthly

Specified Currency:        U.S. Dollars

Issue Price:               100%

Settlement Date
   (Original Issue Date):  March 20, 1998

Initial Interest Reset
   Date: April 20, 1998, or if such day is not a Business Day, the next succeeding Business Day, except that if such Business Day is in the next succeeding calendar month, such Initial Interest
                           Reset Date shall be the next
                           preceding day that is a Business
                           Day

Interest Reset Dates:      Same as Interest Payment Dates

Interest Reset Period:     Monthly

Interest Determination
   Dates:                  Two London Banking Days
                           prior to each Interest Reset Date

Reporting Service:         Telerate (Page 3750)

Book Entry Note or
   Certificated Note:      Book Entry Note

Senior Note or
   Subordinated Note:      Senior Note

Agent:                     Morgan Stanley & Co.
                           Incorporated

Calculation Agent:         The Chase Manhattan Bank

Minimum Denomination:      $1,000

CUSIP:                     61745EMJ7

Capitalized terms not defined above have the meanings given to such terms in the accompanying Prospectus Supplement.

                           MORGAN STANLEY DEAN WITTER